Exhibit 99.1

 Analog Devices Announces Financial Results for the Second Quarter of
                           Fiscal Year 2007

    --  Q2 Revenue: $669 million

    --  Q2 Diluted EPS: $0.37 GAAP; $0.40 non-GAAP

    -- Board of Directors declares quarterly dividend of $0.18 per share

    -- Financial results for the second quarter and guidance for the third quarter of fiscal 2007 will be discussed via conference call today at 5:00 pm

    NORWOOD, Mass.--(BUSINESS WIRE)--May 22, 2007--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the second quarter of fiscal 2007, which ended May 5, 2007.

    Revenue for the second quarter of fiscal 2007 increased to $669 million, an increase of approximately 4% compared to the same period one year ago. Compared to the immediately prior quarter's product revenue of $657 million, revenue in the second quarter of fiscal year 2007 increased approximately 2%.

    "ADI had a very good second quarter as the strong demand we began to see in January continued through the quarter," said Jerald G. Fishman, President and CEO. "Our results were particularly strong considering that the second quarter of fiscal 2007 had one less week than the immediately prior quarter. On a normalized 13-week basis, order rates from end customers and revenue both grew sequentially by 10%." (ADI follows a 52-week, or 364-day, fiscal calendar which results in a 14-week quarter approximately every seventh year, as occurred in the immediately prior quarter.)

    Net income for the second quarter of fiscal 2007, under generally accepted accounting principles (GAAP), was $125 million, or 19% of revenue, compared to $146 million for the same period one year ago and $153 million for the immediately prior quarter.

    The results for the second quarter of fiscal 2007 include the following items:

    -- $17.4 million of non-cash stock-based compensation expenses related to employee stock options, or $0.037 on a diluted earnings per share (EPS) basis.

    -- $10.1 million of expenses related to restructuring actions, or $0.019 on a diluted EPS basis. Approximately $6.7 million of this amount related to the final shutdown of the Company's wafer fabrication facility in California.

    -- $2.9 million of expenses related to previously announced acquisitions, or $0.006 on a diluted EPS basis.

    -- $19 million received in the settlement of litigation against Maxim Integrated Products regarding misappropriation of ADI's intellectual property rights, or $0.036 on a diluted EPS basis. Of this amount, $8.5 million was for the reimbursement of legal expenses included in general and administrative expenses and the remaining $10.5 million of the settlement was included in non-operating income. None of these amounts were included in revenue.

    -- The provision for taxes includes the tax effect of these items.

    Together these items represented the $0.03 difference between GAAP diluted EPS of $0.37 and non-GAAP diluted EPS of $0.40. The reconciliation of the non-GAAP financial measures presented in this release to their most directly comparable GAAP measures is provided in a table below.

    Diluted earnings per share (EPS) for the second quarter of fiscal 2007, on a GAAP basis, was $0.37, compared to $0.39 for the same period one year ago and $0.44 for the immediately prior quarter. Non-GAAP diluted EPS for the second quarter of fiscal 2007 was $0.40, compared to $0.41 for the same period one year ago and $0.40 for the immediately prior quarter.

    The Board of Directors declared a cash dividend for the second quarter of fiscal 2007 of $0.18 per outstanding share of common stock. The dividend will be paid on June 20, 2007 to all shareholders of record at the close of business on June 1, 2007.

    Gross margin for the second quarter of fiscal 2007, on a GAAP basis, was $382 million or 57% of sales. In the second quarter of fiscal 2007, gross margin was reduced by $4.8 million, or 0.8% of sales, as a result of stock-based compensation expense and acquisition-related expense. Gross margin declined compared to the immediately prior quarter primarily as a result of higher sales of products used in consumer electronics and cellular handsets, which generally carry slightly lower gross margins than the Company average. Gross margin was also adversely impacted by the Company's decision to continue constraining utilization levels within internal manufacturing facilities to better balance production, demand, and inventory levels. As a result, inventory declined 1% in the second quarter of fiscal 2007 compared to the immediately prior quarter.

    Operating profit for the second quarter of fiscal 2007, on a GAAP basis, totaled $132 million, or 19.7% of sales. In the second quarter of fiscal 2007, operating profit was reduced by $21.9 million, or 3.3% of sales, as a result of stock-based compensation expense, restructuring and acquisition-related expenses, partially offset by the reimbursement of legal expenses from the litigation settlement described above.

    Net cash provided by operating activities in the second quarter of fiscal 2007 totaled $239 million, or 35.7% of revenue, compared to $205 million, or 31.9% of revenue, in the same period one year ago and compared to $208 million, or 30.1% of total revenue, in the immediately prior quarter.

    -- Capital expenditures for the second quarter of fiscal year 2007 totaled $39.7 million.

    -- Cash dividends paid during the second quarter of fiscal 2007 totaled $59.6 million.

    -- Share repurchases during the second quarter of fiscal 2007 of approximately 10.3 million shares of ADI common stock
        (approximately 3% of total shares outstanding) totaled $365 million.

    -- As of the end of the second quarter of fiscal 2007, the total shares repurchased under the program authorized by the Board of Directors totaled approximately $2.4 billion and represented approximately 19% of the shares outstanding as of the beginning of fiscal year 2004.

    -- The share repurchase program had approximately $615 million remaining at the end of the second quarter of 2007.

    Balance Sheet

    -- Cash and short-term investments at the end of the second quarter of fiscal 2007 totaled approximately $1.8 billion.

    -- Inventory at the end of the second quarter of fiscal 2007 decreased 1% compared to the immediately prior quarter. Days cost of sales in inventory was 121 days at the end of the second quarter of fiscal 2007.

    -- Accounts receivable at the end of the second quarter of fiscal 2007 decreased 4% compared to accounts receivable at the end of the immediately prior quarter. Days sales in accounts receivable was 45 days in the second quarter of fiscal 2007.

    The tables, "Revenue Trends By End Market" and "Revenue Trends By Product," provided below, summarize revenue by end market and by product for the second quarter, immediately prior quarter and year-ago quarter.

    Outlook for the Third Quarter of Fiscal 2007

    The following statements are based on current expectations. These statements are forward looking and actual results may differ materially. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

    -- Revenue for the third quarter of fiscal 2007 is planned to be in the range of $655 to $685 million.

    -- Gross margin for the third quarter of fiscal 2007 is planned to be approximately the same as the second quarter, primarily as a result of the plan to continue constraining manufacturing utilization levels within ADI factories. Manufacturing utilization is planned to begin increasing in the fourth quarter of fiscal 2007.

    -- Operating expenses are planned to be flat to slightly higher in the third quarter of fiscal 2007 compared to the immediately prior quarter based on the Company's plan to continue increasing R&D spending on new analog products while reducing spending in other areas.

    -- Diluted EPS for the third quarter of fiscal 2007, on a GAAP basis, is planned to be in the range of $0.33 to $0.37. Diluted EPS for the third quarter of fiscal 2007 is expected to include approximately $0.04 of various net expenses detailed in the Assumptions Used to Estimate Results for the Third Quarter Ending August 4, 2007 table provided with this release. Non-GAAP diluted EPS is planned to be $0.37 to $0.41.

    Conference Call Scheduled for 5:00

    Mr. Fishman will discuss the second quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

    A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687
(replay only) and providing the conference ID: 8037164 or by visiting the Investor Relations page on ADI's web site.

    Non-GAAP Financial Information

    This release includes non-GAAP financial measures that are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

    Manner in Which Management Uses the Non-GAAP Financial Measures

    Management uses non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP diluted earnings per share to evaluate the Company's operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the underlying baseline operating results and trends in the Company's business. Our budgets are determined excluding the items listed below and management's performance is assessed using these non-GAAP operating metrics. Management has also established employee and executive profit sharing bonus plans that use non-GAAP operating income as the metric to determine any bonus payout.

    Economic Substance Behind Management's Decision to Use Non-GAAP Financial Measures

    The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature. Tables reconciling our non-GAAP measures to GAAP measures are provided in this release.

    The following items are excluded from our Non-GAAP gross margin:

    Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment increased revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

    Stock-Based Compensation Related to Employee Stock Options. These expenses consist of expenses for employee stock options under FAS123R. We exclude these stock-based compensation expenses and the related tax effects from our non-GAAP measures primarily because they are non-cash expenses, which we do not consider when evaluating and managing our business operations.

    Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

    Acquisition-Related Expense. We incur in-process research and development expenses when technological feasibility for acquired technology has not been established and no future alternative use for such technology exists. We also incur amortization of purchased intangible assets in connection with acquisitions. We exclude these items and the related tax effects primarily because they are non-cash expenses which we do not consider when evaluating and managing our business operations.

    The following items are excluded from our Non-GAAP operating expenses:

    Stock-Based Compensation Related to Employee Stock Options. These expenses consist of expenses for employee stock options under FAS123R. We exclude these stock-based compensation expenses and the related tax effects from our non-GAAP measures primarily because they are non-cash expenses, which we do not consider when evaluating and managing our business operations.

    Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

    Acquisition-Related Expense. We incur in-process research and development expenses when technological feasibility for acquired technology has not been established and no future alternative use for such technology exists. We also incur amortization of purchased intangible assets in connection with acquisitions. We exclude these items and the related tax effects primarily because they are non-cash expenses which we do not consider when evaluating and managing our business operations.

    Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses. The remaining $10.5 million was recorded as non-operating income because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

    The following items are excluded from our Non-GAAP operating income:

    Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment increased revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

    Stock-Based Compensation Related to Employee Stock Options. These expenses consist of expenses for employee stock options under FAS123R. We exclude these stock-based compensation expenses and the related tax effects from our non-GAAP measures primarily because they are non-cash expenses, which we do not consider when evaluating and managing our business operations.

    Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

    Acquisition-Related Expense. We incur in-process research and development expenses when technological feasibility for acquired technology has not been established and no future alternative use for such technology exists. We also incur amortization of purchased intangible assets in connection with acquisitions. We exclude these items and the related tax effects primarily because they are non-cash expenses which we do not consider when evaluating and managing our business operations.

    Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses. The remaining $10.5 million was recorded as non-operating income because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

    The following items are excluded from our Non-GAAP diluted earnings per share:

    Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment increased revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

    Gain on Sale of Investment. We realized a gain of $8 million in the first quarter of fiscal 2007 from the sale of a minority shareholding in a company. We excluded this amount and the related tax effects because it is a one-time item not associated with our ongoing operating results.

    Gain on Sale of a Product Line. We realized a gain of $13 million in the second quarter of fiscal 2006 from the sale of the DSP-based DSL ASIC and network processor product line. We excluded this amount and the related tax effects because it is a one-time item not associated with our ongoing operating results.

    Stock-Based Compensation Related to Employee Stock Options. These expenses consist of expenses for employee stock options under FAS123R. We exclude these stock-based compensation expenses and the related tax effects from our non-GAAP measures primarily because they are non-cash expenses, which we do not consider when evaluating and managing our business operations.

    Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

    Acquisition-Related Expense. We incur in-process research and development expenses when technological feasibility for acquired technology has not been established and no future alternative use for such technology exists. We also incur amortization of purchased intangible assets in connection with acquisitions. We exclude these items and the related tax effects primarily because they are non-cash expenses which we do not consider when evaluating and managing our business operations.

    Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses. The remaining $10.5 million was recorded as non-operating income because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

    Tax Savings Associated with Reinstatement of the Federal R&D Tax Credit. The IRS reinstated the R&D tax credit in December 2006, retroactive to January 1, 2006. This retroactive reinstatement resulted in a $10 million income tax savings to the Company in the first quarter of fiscal 2007. We excluded this income tax savings from our non-GAAP measures because it is not associated with the income tax expense on our current operating results.

    Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

    Management believes that the presentation of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the company.

    Material Limitations Associated with Use of the Non-GAAP Financial
Measures

    Analog Devices believes that non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company's use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

    Management's Compensation for Limitations of Non-GAAP Financial
Measures

    Management compensates for these material limitations in non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP diluted earnings per share by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measure. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

    About Analog Devices, Inc.

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

    Safe harbor statement under the Private Securities Litigation
Reform Act of 1995

    This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our statements regarding expected sales growth, revenue, earnings, operating expenses, gross margins, and other financial results, and expected increases in customer demand for our products that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include the effects of changes in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, any inability to manage inventory to meet customer demand, changes in geographic, product or customer mix, adverse changes in economic conditions in the United States and international markets, adverse results in litigation matters, and other risk factors described in our most recent Form 10-Q, as filed with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

    Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Analog Devices and any other company.

             Analog Devices, Second Quarter, Fiscal 2007

                    Sales/Earnings Summary (GAAP)
               (In thousands, except per-share amounts)


                                         --------- --------- ---------
                                              Three Months Ended
                                         -----------------------------
                                           2Q 07     1Q 07     2Q 06
                                          May 5,   Feb. 3,   April 29,
                                            2007      2007      2006
                                                     (14
                                                    weeks)*
---------------------------------------- --------- --------- ---------
Product Revenue                          $669,132  $656,614  $643,872
   Year-to-year Growth                          4%        6%        7%
   Quarter-to-quarter Growth                    2%        2%        4%
Revenue from one-time licensing of IP           -    35,000         -
---------------------------------------- --------- --------- ---------
Total Revenue                            $669,132  $691,614  $643,872
Cost of Sales (1)                         287,494   274,594   263,201
---------------------------------------- --------- --------- ---------
Gross Margin                              381,638   417,020   380,671
---------------------------------------- --------- --------- ---------
Operating Expenses:
   R&D (1)                                146,686   143,894   131,848
   Selling, Marketing and G&A (1)          93,045   104,681    97,432
   Special Charges                         10,116     5,196         -
---------------------------------------- --------- --------- ---------
Operating Income                          131,791   163,249   151,391
Other Income                              (31,092)  (32,302)  (39,225)
---------------------------------------- --------- --------- ---------
Income Before Tax                         162,883   195,551   190,616
Provision for Taxes                        37,527    42,543    44,795
Minority Interest                               -       219         -
---------------------------------------- --------- --------- ---------
Net Income                               $125,356  $153,227  $145,821
---------------------------------------- --------- --------- ---------

Shares used for EPS - Basic               329,988   338,698   364,225
Shares used for EPS - Diluted             338,840   349,208   376,811

Earnings per Share - Basic                  $0.38     $0.45     $0.40
Earnings per Share - Diluted                $0.37     $0.44     $0.39

Dividends paid per share                    $0.18     $0.16     $0.12
---------------------------------------- --------- --------- ---------

(1) Includes stock-based compensation expense as
 follows:
       Cost of sales                       $2,672    $2,936      $990
       R&D                                 $8,359    $8,906    $8,543
       Selling, Marketing and G&A          $6,593    $8,215    $7,684

* ADI follows a 52-week, or 364-day, fiscal calendar which results in an additional week approximately every seventh year.

             Analog Devices, Second Quarter, Fiscal 2007

              Selected Balance Sheet Information (GAAP)
                            (In thousands)

                                      2Q 07       1Q 07       2Q 06
                                   ----------- ----------- -----------
                                     May 5,      Feb. 3,    April 29,
                                      2007        2007        2006
---------------------------------- ----------- ----------- -----------
Cash & Short-term Investments      $1,794,672  $1,953,821  $2,692,796
Accounts Receivable, Net              332,116     344,783     357,880
Inventories (1)                       382,177     385,766     359,420
Other Current Assets                  180,755     152,821     147,380
---------------------------------- ----------- ----------- -----------
  Total Current Assets              2,689,720   2,837,191   3,557,476
PP&E, Net                             569,318     564,971     561,538
Investments                            33,636      32,569      30,532
Goodwill and Intangible Assets        310,230     302,860     166,795
Other                                  83,772      86,226      87,006
---------------------------------- ----------- ----------- -----------
Total Assets                       $3,686,676  $3,823,817  $4,403,347
---------------------------------- ----------- ----------- -----------

Deferred Income-Shipments to
 Distributors                        $154,322    $160,422    $152,864
Other Current Liabilities             393,803     328,083     542,820
Non-Current Liabilities                74,238      74,105      64,732
Stockholders' Equity                3,064,313   3,261,207   3,642,931
---------------------------------- ----------- ----------- -----------
Total Liabilities & Equity         $3,686,676  $3,823,817  $4,403,347
---------------------------------- ----------- ----------- -----------

(1) includes $3,738, $3,398 and $3,947 related to stock-based compensation in 2Q07, 1Q07, and 2Q06 respectively.

             Analog Devices, Second Quarter, Fiscal 2007

                      Cash Flow Statement (GAAP)
                            (In thousands)


                                         --------- --------- ---------
                                              Three Months Ended
                                         -----------------------------
                                           2Q 07     1Q 07     2Q 06
                                         --------- --------- ---------
                                          May 5,   Feb. 3,   April 29,
                                            2007      2007      2006
                                         --------- --------- ---------
Cash flows from operating activities:
  Net Income                             $125,356  $153,227  $145,821
  Adjustments to reconcile net income
     to net cash provided by operations:
       Depreciation                        35,715    35,613    42,687
       Amortization of intangibles          3,259     3,610       404
       Stock-based compensation            17,624    20,057    17,217
       Gain on sale of a product line           -         -   (13,027)
       Excess tax benefit - stock
        options                           (15,027)   (6,467)  (14,736)
       Other non-cash expense                 144       134        23
       Gain on sale of investment               -    (7,919)        -
       Minority interest                        -      (219)        -
       Deferred income taxes               (7,751)    2,433    (4,776)
       Changes in operating assets and
        liabilities                        79,313     7,684    31,526
---------------------------------------- --------- --------- ---------
   Total adjustments                      113,277    54,926    59,318
---------------------------------------- --------- --------- ---------
Net cash provided by operating
 activities                               238,633   208,153   205,139
---------------------------------------- --------- --------- ---------
 Percent of Total Revenue                    35.7%     30.1%     31.9%
---------------------------------------- --------- --------- ---------

Cash flows from investing activities:
  Additions to property, plant and
   equipment, net                         (39,661)  (37,726)  (28,822)
  Purchases of short-term available-for-
   sale investments                      (559,933) (646,407) (421,103)
  Maturities of short-term available-
   for-sale investments                   681,645   878,619   441,630
  Proceeds from sale of investment              -     8,003         -
  Proceeds from sale of a product line          -         -    23,070
  Payments for acquisitions, net of cash
   acquired                                (6,000)        -         -
  (Decrease) increase in other assets        (333)      153       330
---------------------------------------- --------- --------- ---------
Net cash provided by investing
 activities                                75,718   202,642    15,105
---------------------------------------- --------- --------- ---------

Cash flows from financing activities:
  Dividend payments to shareholders       (59,562)  (54,737)  (44,191)
  Repurchase of common stock             (364,590) (333,223) (237,709)
  Net proceeds from employee stock plans   53,762    24,497    20,994
  Excess tax benefit - stock options       15,027     6,467    14,736
---------------------------------------- --------- --------- ---------
Net cash used for financing activities   (355,363) (356,996) (246,170)
---------------------------------------- --------- --------- ---------
Effect of exchange rate changes on cash     1,053       803       562
---------------------------------------- --------- --------- ---------

Net (decrease) increase in cash and cash
 equivalents                              (39,959)   54,602   (25,364)
Cash and cash equivalents at beginning
 of period                                398,549   343,947   427,855
---------------------------------------- --------- --------- ---------
Cash and cash equivalents at end of
 period                                  $358,590  $398,549  $402,491
---------------------------------------- --------- --------- ---------

             Analog Devices, Second Quarter, Fiscal 2007

                     Revenue Trends by End Market
----------------------------------------------------------------------
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the "sold to" customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing, or the underlying trends of results within each end market.

                             --------------------- --------- ---------
                                                    Three     Three
                                                    Months    Months
                              Three Months Ended     Ended     Ended
                                  May 5, 2007      February  April 29,
                                                    3, 2007     2006
                                                     (14
                                                    weeks)*
                             -----------------------------------------
                              Revenue     Y/Y Q/Q   Revenue   Revenue
                                       %    %  %*
                             ------------------------------- ---------
Industrial                   $288,955  43%  6% -1% $290,975  $273,065
Communications                188,505  28% -1% 10%  171,685   190,782
Consumer                      136,478  21% 26%  4%  130,626   108,414
Computer                       55,194   8%-23%-13%   63,328    71,611
                             --------------------- --------- ---------
Total Product Revenue        $669,132 100%  4%  2% $656,614  $643,872
                             --------------------- --------- ---------
One-time payment assoc.
    with the licensing of IP        -                35,000         -
                             ---------             --------- ---------
 Total Revenue               $669,132              $691,614  $643,872
                             =========             ========= =========

      Revenue Trends by Product
--------------------------------------
The following table summarizes revenue by product categories. The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing, or the underlying trends of results within each product category.

                                                    Three     Three
                                                    Months    Months
                              Three Months Ended     Ended     Ended
                                  May 5, 2007      February  April 29,
                                                    3, 2007     2006
                                                     (14
                                                    weeks)*
                             -----------------------------------------
                              Revenue     Y/Y Q/Q   Revenue   Revenue
                                       %    %  %*
                             ------------------------------- ---------
Converters                   $274,673  41%  7%  4% $263,648  $256,471
Amplifiers                    137,187  21%  4%  0%  137,728   131,449
Power management & reference   47,072   7%-14% -8%   51,187    54,993
Other analog                   98,196  14% 37%  5%   93,778    71,592
                             --------------------- --------- ---------
Total analog products        $557,128  83%  8%  2% $546,341  $514,505
                             --------------------- --------- ---------

General purpose DSP            49,447   7% -1%-11%   55,700    50,014
Wireless Chipsets              55,339   8%-18% 18%   46,968    67,742
Other DSP                       7,218   2%-38% -5%    7,605    11,611
                             --------------------- --------- ---------
Total DSP products           $112,004  17%-13%  2% $110,273  $129,367
                             --------------------- --------- ---------
Total Product Revenue        $669,132 100%         $656,614  $643,872
                             --------------------- --------- ---------
One-time payment assoc.
    with the licensing of IP        -                35,000         -
                             ---------             --------- ---------
 Total Revenue               $669,132              $691,614  $643,872
                             =========             ========= =========

* ADI follows a 52-week, or 364-day, fiscal calendar which results in an additional week approximately every seventh year.

             Analog Devices, Second Quarter, Fiscal 2007

 Reconciliation from GAAP to Non-GAAP Data (In thousands, except per-
                            share amounts)

Management believes that non-GAAP financial information enhances an investor's understanding of the Company's financial and business trends relating to its financial condition and results of operations. Management uses these non-GAAP measures to evaluate the Company's operating performance. See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

                                          For the Three Months Ended
                                         -----------------------------
                                          May 5,   Feb. 3,   April 29,
                                            2007      2007      2006
                                                     (14
                                                    weeks)*
                                         --------- -------------------

GAAP Gross Margin                        $381,638  $417,020  $380,671
      Revenue from One-time Licensing of
       IP                                       -   (35,000)        -
      Stock-Based Compensation Expense      2,672     2,936       990
      Restructuring-Related Expense             -         -     5,877
      Acquisition-Related Expense           2,153     2,389         -
                                         --------- --------- ---------
Non-GAAP Gross Margin                    $386,463  $387,345  $387,538
                                         ========= ========= =========
  Percent of Product Revenue                 57.8%     59.0%     60.2%


GAAP Operating Expenses                  $249,847  $253,771  $229,280
      Stock-Based Compensation Expense    (14,720)  (16,967)  (15,966)
      Restructuring-Related Expense       (10,116)   (5,196)        -
      Acquisition-Related Expense            (729)     (729)        -
      Litigation Settlement                 8,500         -         -
                                         --------- --------- ---------
Non-GAAP Operating Expenses              $232,782  $230,879  $213,314
                                         ========= ========= =========
  Percent of Product Revenue                 34.8%     35.2%     33.1%


GAAP Operating Income                    $131,791  $163,249  $151,391
      Revenue from One-time Licensing of
       IP                                       -   (35,000)        -
      Stock-Based Compensation Expense     17,391    19,903    16,956
      Restructuring-Related Expense        10,116     5,196     5,877
      Acquisition-Related Expense           2,882     3,118         -
      Litigation Settlement                (8,500)        -         -
                                         --------- --------- ---------
Non-GAAP Operating Income                $153,680  $156,466  $174,224
                                         ========= ========= =========
  Percent of Product Revenue                 23.0%     23.8%     27.1%


GAAP Diluted Earnings Per Share             $0.37     $0.44     $0.39
      Revenue from One-time Licensing of
       IP                                       -    (0.065)        -
      Stock-Based Compensation Expense      0.037     0.040     0.032
      Restructuring-Related Expense         0.019     0.010     0.010
      Acquisition-Related Expense           0.006     0.023         -
      Gain on Sale of Investment                -    (0.015)        -
      Gain on Sale of a Product Line            -         -    (0.022)
      Impact of the Reinstatement of the
       R&D Tax Credit                           -    (0.028)        -
      Litigation Settlement                (0.036)        -
                                         --------- --------- ---------
Non-GAAP Diluted Earnings Per Share         $0.40     $0.40     $0.41
                                         ========= ========= =========

* ADI follows a 52-week, or 364-day, fiscal calendar which results in an additional week approximately every seventh year.

  Assumptions Used to Estimate Results for the Third Quarter Ending
                            August 4, 2007
               (In millions, except per-share amounts)
The following amounts are based on current expectations. These amounts are forward looking and actual results may differ materially. These amounts supersede all prior amounts regarding business outlook set forth in prior ADI news releases.

                                            Estimated Range for Three
                                             Months Ending August 4,
                                                       2007
                                            --------------------------
                                                   Low to High
                                            --------------------------

Product Revenue                                   $655M to $685M

GAAP Gross Margin as a % of Product Revenue Approximately the same as
                                                       Q207
      Stock-Based Compensation Expense                $2.8M
      Acquisition-Related Expense                     $2.0M
Non-GAAP Gross Margin as a % of Product     Approximately the same as
 Revenue                                               Q207

GAAP Operating Expenses                     Approximately the same as
                                                Q207 to up slightly
      Stock-Based Compensation Expense               $15.4M
      Acquisition-Related Expense                     $0.7M
Non-GAAP Operating Expenses                 Approximately the same as
                                                Q207 to up slightly

Estimated tax rate                                  22% to 24%

Non-operating income                            Approximately $20M

GAAP Diluted Earnings Per Share                   $0.33 to $0.37
      Stock-Based Compensation Expense                0.038
      Acquisition-Related Expense                     0.006
                                            --------------------------
Non-GAAP Diluted Earnings Per Share               $0.37 to $0.41
                                            ==========================


    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro, 781-461-3282
             Director of Corporate Communications
             781-461-3491 (fax)
             investor.relations@analog.com